October 14, 2004

Mr. Mark de Saram
4 Roundwood Park
Harpenden
Herts, England AL5 3AB

Dear Mr. de Saram:

This letter (“Agreement”) is to confirm that Everest Reinsurance (Bermuda), Ltd. (“Company”) wishes to make you an offer of employment subject to the following terms and conditions. The term “Group” as used in this letter shall refer to Everest Re Group, Ltd. and all its subsidiaries and affiliates as now or hereafter constituted.

1.	(a)

You will be employed as the Managing Director and Chief Executive Officer, Everest Reinsurance (Bermuda), Ltd. This offer is conditional upon you being granted an appropriate, valid work permit issued by the Bermuda Department of Immigration.

(b)

You will be entitled to receive 25 days of annual vacation with pay, which may be taken in the calendar year for which it is earned. This annual vacation entitlement is in addition to those public holidays mandated by Bermuda law.

(c)	During the term of your employment, you shall not engage in any activities competitive with the business of the Group or detrimental to the best interests of the Group or the business of the Group.

(d)

Your responsibilities as Managing Director and Chief Executive Officer of the Company will consist of those duties customarily associated with that position and any duties that the Company (acting through the Board, the Chairman or the Deputy Chairman of the Company) may from time to time direct you to undertake and to perform, that are consistent with and appropriate to the position. As Managing Director and Chief Executive Officer, you will be responsible for the day-to-day management and operations of the Company and its subsidiaries and any affiliates as may be directed by the Company. You will not have authority to act on behalf of any U.S. operation except with a specific written delegation of authority from the Board of such U.S. operation.

2.

As compensation for your services to the Company during the term of your employment, the Company shall pay you a salary at the rate of U.S. $300,000 per annum payable according to the normal payroll schedule. Subject to Bermuda Department of Immigration approval, the terms of this employment agreement will commence on or about November 1, 2004 and, unless sooner terminated or unless extended in writing, will terminate on November 1, 2006. In its sole discretion, the Company may seek for you an appropriate work permit in connection with this Agreement whereby such work permit is valid beyond November 1, 2006, but such extended work permit would have no bearing on the termination date of this Agreement and cannot be construed as the Company extending the terms of this Agreement. Medical insurance, dental insurance and group life insurance will be provided per the plans currently available to other Everest Reinsurance (Bermuda), Ltd. employees.

3.

In place of your participation in the Bermuda Savings Plan, you will receive a monthly payment equal to 10% of your monthly salary. Initially, this payment will be for U.S. $2,500 per month and will be adjusted as your salary changes.

4.

In addition to your salary, you will be eligible to participate in Everest Re Group, Ltd.’s Annual Incentive Plan as implemented by the Company. It is understood that this bonus plan is entirely discretionary in nature and may be amended or terminated by Group at any time with or without prior notice to you.

5.	You will receive a housing allowance of U.S. $10,000 per month upon receipt of proper expense documentation.

6.	You will receive a relocation allowance in the sum of up to U.S. $25,000 to assist with relocation to Bermuda. Invoices and proper expense documentation must be submitted.

7.	The Company will provide a car, or a car allowance, for your use during the term of this Agreement.

8.	You will be reimbursed for one economy class airline ticket between Bermuda and the United Kingdom every three months for yourself and/or each member of your immediate family.

9.	Upon receipt of proper expense documentation, Everest Reinsurance (Bermuda), Ltd. will pay your reasonable membership fees at a Bermuda golf club.

10.	(a)

The Company has the right to terminate your employment prior to the termination date of this Agreement for reasons other than misconduct or a breach of Company policies. In such event, a separation payment equivalent to one (1) year’s base salary will be made to you and a reasonable allowance will be provided to move your personal possessions from Bermuda to the UK. “Misconduct” shall be defined as any activity as set forth in Paragraph 10(c) below.

(b)

In the event the Company does not renew this Agreement upon expiration of its term and does not offer you employment at the level at which you were employed prior to entering into this Agreement, the Company shall pay to you a sum equivalent to six (6) month’s base salary in lieu of notice on non-renewal and will continue to pay for six (6) months the reasonable cost of group or private medical insurance. The Company does not guarantee that you will be insurable or will be provided such insurance in that event. In return for these payments, you will execute a waiver and release of all claims you may have against the Company in connection with your employment and with the non-renewal of this Agreement.

(c)

The Company may terminate your employment for cause at any time during the term of this Agreement without prior notice to you. In that event, your employment with the Company shall forthwith be terminated, and except as may be required under Paragraph 10(a) above, the Company shall have no further obligations to you. Termination for cause shall mean a termination of your employment on account of: (i) failure to maintain an appropriate work permit as required under Paragraph 1(a); (ii) willful misfeasance or gross negligence by you in a matter of material importance to the conduct of the Group’s affairs; (iii) your negligence having an adverse effect, financial or otherwise, on the Group or on the conduct of the Group’s affairs; (iv) a material breach by you of your obligations under this Agreement or your refusal to satisfactorily perform any duties reasonably required hereunder, after notification by the Company of such breach or refusal and your refusal or failure to remedy such breach within 10 days of such notification; or (v) your conviction for a criminal offense.

11.

You recognize that, by reason of your employment hereunder, you may acquire confidential information and trade secrets concerning the operation of the Group and of the clients of the Group, the use or disclosure of which could cause the Group substantial loss and damages that could not be readily calculated and for which no remedy under applicable law would be adequate. Accordingly, you covenant and agree with the Company that you will not, either during the term of your employment hereunder or at any time thereafter, disclose, furnish or make accessible to any person, firm or corporation (except in the ordinary course of business in performance of your obligations to the Group hereunder or with the prior written consent of the Company pursuant to authority granted by a resolution of the Company) any confidential information that you have learned or may learn by reason of your association with the Group. As used in this Paragraph 10, the term “confidential information” shall include, without limitation, information not previously disclosed to the public or to the trade by the Group with respect to the business or affairs of the Group including, without limitation, information relating to business opportunities, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects. Upon termination of this Employment Agreement, you shall immediately return to the Company all documents, records and information in your possession (whether in paper or electronic format) and shall affirmatively confirm and represent that you have not retained any copies thereof.

12.

Without intending to limit the remedies available to the Company, you acknowledge that a breach of the covenants and agreements contained in Paragraph 11 of this Agreement may result in material irreparable injury to the Group for which there is no adequate remedy at law and that it will not be possible to precisely measure damages for such injuries. Therefore, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Paragraph 11 or such other relief as may be required specifically to enforce any of the covenants in such Paragraph.

13.	This Agreement will be binding upon and inure to the benefit of you and the Company and any successors and assigns of the business of the Company.

14.

This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding your employment and/or this Agreement shall be deemed to exist or to bind any of the parties hereto.

15.	The terms of this Agreement may not be modified or amended except by written instrument signed by the Company and you.

16.	The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda.

17.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class, postage prepaid, or sent by a reputable overnight courier service. Notices shall be deemed given as of the date delivered or the date entrusted to the Bermuda postal service or an appropriate courier service.

18.

If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

If you wish to accept this offer on the terms and conditions set out above, please sign a copy of this letter and return it to me.

Sincerely,

/s/ Thomas J. Gallagher
Thomas J. Gallagher
Deputy Chairman

CONFIRMED AND ACCEPTED:

 /s/ Mark de Saram
Mr. Mark de Saram

October 14, 2004
Date

STATEMENT OF EMPLOYMENT - ADDENDUM

October 14, 2004

Name:	Mark de Saram

Level:	Level VIII

Place of Work:	The office is currently located at:
Wessex House, 2nd Floor
45 Reid Street, Hamilton HM DX

Normal Office Hours:	Monday through Friday, 9:00 a.m. to 5:30 p.m.

Gross Salary:	Salary payments are made on a bi-weekly basis, in U.S. dollars.

Housing Allowance:	Payment will be made in the first payroll cycle of each calendar month, in U.S. dollars.

Overtime:	This is a management level position and, as such, is not eligible for overtime pay.

Probationary Period:	None.

Itemized Pay Statement:	You will receive an itemized pay statement (every other week) that will list your gross pay, less all deductions, plus any additional monies earned and the net payment you will receive.

Bermuda Social Insurance:	This will be paid for by the Company.

Paid Sick Leave:	Employees are entitled to ten (10) days of paid sick leave per calendar year.

Disciplinary and	Grievances or complaints should first be brought to the
Grievance Procedures	attention of senior management. In addition, services from the Human
Resources Department of Everest Global Services, Inc. are also available to provide assistance to all employees.

Dress Code	All staff are required to maintain a neat and professional appearance consistent with the nature of their job.

Collective Agreement	None.

Please sign below if you agree with the terms and conditions outlined in this Statement of Employment.

/s/ Mark de Saram	/s/ Thomas J. Gallagher
Mark de Saram	Thomas J. Gallagher, Deputy Chairman
Everest Reinsurance (Bermuda), Ltd.

October 14, 2004	October 14, 2004
Date	Date